Exhibit 10.1

AMENDMENT NUMBER ONE TO CREDIT AGREEMENT AND AMENDMENT NUMBER ONE TO GUARANTY AND SECURITY AGREEMENT
This Amendment Number One to Credit Agreement and Amendment Number One to Guaranty and Security Agreement (“Amendment”) is entered into as of October 9, 2015, by and among the Lenders identified on the signature pages of this Amendment and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”) on the one hand, and APPFOLIO, INC., a Delaware corporation (“Borrower”), in light of the following:
A.Borrower, Agent and the Lenders have previously entered into that certain Credit Agreement, dated as of March 16, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrower. Unless otherwise specified herein, capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement.
B.On July 16, 2015, Borrower prepaid in full the outstanding principal balance of the Term Loans. The Term Loan Commitments are currently $0.00.
C.Borrower, MyCase, Inc., RentLinx, LLC and Agent have previously entered into that certain Guaranty and Security Agreement, dated as of March 16, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), pursuant to which the Grantors (as defined in the Security Agreement) have granted a security interest in substantially all of their assets as further noted therein.
D.Borrower, Agent and Lenders desire to amend the Credit Agreement and the Security Agreement as provided for and on the conditions herein.
NOW, THEREFORE, the parties hereby amend and supplement the Credit Agreement as follows:
1.DEFINITIONS. All initially capitalized terms used in this Amendment shall have the meanings given to them in the Credit Agreement unless specifically defined herein.
2.    AMENDMENTS.
2.1    Section 2.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“2.1    Revolving Loans.
(a)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to Borrower in an amount at any one time outstanding not to exceed the lesser of:
(i)    such Lender’s Revolver Commitment, or
(ii)    such Lender’s Pro Rata Share of an amount equal to (1) the Maximum Revolver Amount less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time.
(b)    Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.
(c)    Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) to establish Bank Product Reserves from time to time against the Maximum Revolver Amount.”
2.2    Section 2.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“2.2    Term Loan. On the Closing Date, each Lender with a Term Loan Commitment made a term loan (collectively, the “Term Loan”) to Borrower. On July 16, 2015, Borrower prepaid in full the outstanding principal balance of the Term Loan, together with all interest and, other than the Applicable Partial Prepayment Premium, fees payable thereon. As of the First Amendment Effective Date, the Applicable Partial Prepayment Premium has been waived and there is no principal amount of Term Loans outstanding and no installment payment, interest or fees accrued or payable thereon.”
2.3    Section 2.4(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(e)    [Reserved]”
2.4    Section 2.4(f) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(f)    [Reserved]”
2.5    Section 2.10(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(b)    Unused Line Fee. Borrower shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to the Applicable Unused Line Fee Percentage per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average amount of the Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable on the first day of each month from and after the First Amendment Effective Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.”
2.6    Section 2.11(b) of the Credit Agreement is hereby amended by (a) replacing “$250,000” with “$750,000”, (b) replacing “, or” with a period at the end of Section 2.11(b)(ii) and (c) deleting Section 2.11(b)(iii) in its entirety.
2.7    Section 2.14(a) of the Credit Agreement is hereby amended by deleting the last sentence thereof and replacing it with the following:
“Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Revolver Commitments and the Term Loan Amount exceed $10,000,000.”
2.8    Section 2.14(b)(iv) of the Credit Agreement is hereby amended by adding the following as the first sentence thereof:
“Borrower shall have reached agreement with the Agent and the Lenders (or prospective Lenders) agreeing to the Additional Portion of the Term Loan, with respect to applicable mandatory prepayment and optional prepayment provisions, and the application of proceeds both before and after an Application Event, to the Term Loan and Revolving Loans set forth in this Agreement.
2.9    Section 4.1(d)(iii) of the Credit Agreement is hereby amended by replacing the term “stock incentive plan” with the term “stock incentive plans”.
2.10    Section 5.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“5.1    Financial Statements, Reports, Certificates. Borrower (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Borrower, (c) agrees to maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and (d) agrees that it will provide notice to Agent with respect to any material modifications to its billing systems and practices in effect as of the Closing Date.”
2.11    Section 5.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“5.13    [Reserved]”
2.12    Section 5.14 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“5.14    Bank Products. The Loan Parties shall maintain their primary depository and treasury management relationships with Wells Fargo or one or more of its Affiliates at all times during the term of the Agreement; provided that (i) Borrower may maintain the Morgan Stanley Investment Account at Morgan Stanley so long as Agent has received a Control Agreement as provided under Section 7 of the Guaranty and Security Agreement no later than November 2, 2015 (or such later date as Agent may in its discretion agree), (ii) MyCase may maintain its checking account existing as of the First Amendment Effective Date with JPMorgan Chase, (iii) Borrower may maintain its savings account existing as of the First Amendment Effective Date with JPMorgan Chase, (iv) MyCase may maintain one or more deposit accounts at Fifth Third Bank as required under the Payment Facilitator Merchant Agreement between MyCase and Vantiv, LLC, and, (v) following the RentLinx Acquisition, RentLinx may keep its existing cash depository account with Citibank, so long as, with respect to clauses (ii), (iii) and (v), Borrower or its Subsidiary, as applicable, shall have arranged to have such accounts closed or to have the amounts in such accounts swept to one or more accounts at Wells Fargo, such closures or sweep arrangements to be consummated within a time period reasonably acceptable to Agent.”
2.13    Section 7(a) of the Credit Agreement is hereby deleted in its entirety.
2.14    Section 7(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Minimum Liquidity. At all times after the First Amendment Effective Date achieve Liquidity of at least $12,500,000.”
2.15    Section 7(c) of the Credit Agreement is hereby deleted in its entirety.
2.16    Section 7(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:
Senior Leverage Ratio. Commencing on the date on which a Financial Covenant Triggering Event has occurred and measured as of the most recent fiscal quarter end for which a Senior Leverage Ratio calculation has been delivered to Agent pursuant to Section 5.1 and as of each fiscal quarter end thereafter, Borrower shall have a Senior Leverage Ratio, measured on a quarter-end basis, of not greater than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Applicable Date
5.00:1.00	September 30, 2015 and December 31, 2015
4.75:1.00	March 31, 2016 and June 30, 2016
4.50:1.00	September 30, 2016 and December 31, 2016
4.25:1.00	March 31, 2017
4.00:1.00	June 30, 2017
3.75:1.00	September 30, 2017
3.50:1.00	December 31, 2017
3.25:1.00	March 31, 2018
3.00:1.00	June 30, 2018
2.75:1.00	September 30, 2018
2.50:1.00	December 31, 2018 and on each quarter-end thereafter

2.17    Section 9.3 of the Credit Agreement is hereby deleted in its entirety.
2.18    The definition of “Applicable Margin” set forth in Schedule 1.1 of the Credit Agreement is hereby amended by deleting the same in its entirety and replacing such definition with the following:
“Applicable Margin” means (a) in the case of a Base Rate Loan, 1.50 percentage points (the “Base Rate Margin”), and (b) in the case of a LIBOR Rate Loan, 2.50 percentage points (the “LIBOR Rate Margin”).
2.19    The definition of “Available Increase Amount” set forth in Schedule 1.1 of the Credit Agreement is hereby amended by deleting the same in its entirety and replacing such definition with the following:
“Available Increase Amount” means, as of any date of determination, an amount equal to the result of (a) $10,000,000 minus (b) the aggregate principal amount of Increases to the Revolver Commitments or Term Loan Amount previously made pursuant to Section 2.14 of the Agreement.
2.20    The definition of “Fee Letter” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the same in its entirety and replacing such definition with the following:
“Fee Letter” means that certain amended and restated fee letter, dated as of the First Amendment Effective Date, among Borrower and Agent.
2.21    The definition of “Loan Documents” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the words “any Credit Amount Certificate,” therefrom.
2.22    The definition of “Maturity Date” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the same in its entirety and replacing such definition with the following:
“Maturity Date” means October 9, 2020.
2.23    The definition of “Maximum Revolver Amount” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the same in its entirety and replacing such definition with the following:
“Maximum Revolver Amount” means $25,000,000.
2.24    The definition of “Permitted Acquisition” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting clause (f) thereof in its entirety and replacing such clause with the following:
(f)    the assets being acquired or the Person whose Equity Interests are being acquired have trailing 12 consecutive month EBITDA that is not less than ($5,000,000) as of the end of the 12 consecutive month period most recently concluded for which financial statements are available prior to the date of the proposed Acquisition, and such available financial statements are current as reasonably determined by Agent,
2.25    The definition of “Permitted Liens” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by (a) deleting “and” at the end of clause (x) thereof, (b) replacing the period at the end of clause (y) thereof with “, and” and (c) adding after the end of clause (y) the following: “(z) holdbacks and Liens over bank accounts and deposits therein to secure obligations for the payment of fees in connection with credit card and other payment processing services in the ordinary course of business as to which the aggregate amount of obligations secured thereby does not exceed $200,000.”
2.26    The definition of “Term Loan Amount” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the same in its entirety and replacing such definition with the following:
“Term Loan Amount” means $0.00.
2.27    Schedule 1.1 to the Credit Agreement is hereby amended by adding the following definitions to the same in the appropriate alphabetical order:
“Applicable Unused Line Fee Percentage” means, as of any date of determination after the First Amendment Effective Date, the applicable percentage set forth in the following table that corresponds to the average Revolver Usage of Borrower for the most recently completed month; provided, that any time an Event of Default has occurred and is continuing, if elected by Agent or the Required Lenders during such time, the Applicable Unused Line Fee Percentage shall be set at the margin in the row styled “Level II”:

Level	Average Revolver Usage	Applicable Unused Line Fee Percentage
I	> $10,000,000	0.25 percentage points
II	< $10,000,000	0.375 percentage points

The Applicable Unused Line Fee Percentage shall be re-determined on the first date of each month by Agent (such determination to be conclusive absent manifest error as more fully described in Section 2.9 hereof).
“Financial Covenant Triggering Event” means any time that Liquidity is less than $25,000,000.
“First Amendment Effective Date” means October 9, 2015.
“Morgan Stanley Investment Account” means that certain investment account of Borrower maintained at Morgan Stanley as of the First Amendment Effective Date.
2.28    Schedule 1.1 to the Credit Agreement is hereby amended by deleting in their entirety each of the following definitions: “Credit Amount”; “Credit Amount Certificate”; “Curative Equity”; “Current Assets”; “Current Liabilities”; “Excess Cash Flow”; “Extraordinary Receipts”; “Financial Covenant Replacement Date”; “Fixed Charge Coverage Ratio”; “Fixed Charges”; “IPO Covenant Period”; “Net Working Capital”; “Senior Leverage Ratio Calculation”; and “TTM Recurring Revenue”.
2.29    Exhibit C-1 to the Credit Agreement is hereby deleted and replaced with the Exhibit C-1 attached to this Amendment.
2.30    Exhibit C-2 to the Credit Agreement, and all references in the Credit Agreement to Exhibit C-2, including the reference to “Exhibit C-2 Form of Credit Amount Certificate” in the Exhibits and Schedules section of the Table of Contents, are hereby deleted in their entirety.
2.31    Schedule C-1 to the Credit Agreement is hereby deleted and replaced with the Schedule C-1 attached to this Amendment.
2.32    Schedule 5.1 to the Credit Agreement is hereby deleted and replaced with the Schedule 5.1 attached to this Amendment.
2.33    Section 7(k) to the Security Agreement is hereby amended by adding the following to the end of such section:
“Notwithstanding the foregoing, Borrower may (i) maintain the Morgan Stanley Investment Account without any violation of this Agreement so long as Agent has received a Control Agreement in form and substance reasonably satisfactory to Agent no later than November 2, 2015 (or such later date as Agent may in its discretion agree), (ii) create and maintain an investment account with Wells Fargo Securities without any violation of this Agreement so long as Agent has received a Control Agreement in form and substance reasonably satisfactory to Agent no later than November 2, 2015 (or such later date as Agent may in its discretion agree), (iii) maintain RentLinx’s deposit account(s) with Citibank without any violation of this Agreement so long as Borrower, (A) no later than November 2, 2015 (or such later date as Agent may in its discretion agree) (x) shall have used commercially reasonable efforts to provide Agent with a duly executed Control Agreement in form and substance reasonably satisfactory to Agent and (y) shall have instituted a weekly sweep for such deposit account(s) to Borrower’s Controlled Account maintained with Agent and (B) no later than March 30, 2016 (or such later date as Agent may in its discretion agree), shall have closed such deposit account(s), (iv) MyCase may maintain its savings account at JPMorgan Chase without any violation of this Agreement, which account need not be subject to a Control Agreement so long as no new amounts are deposited into such account and such account is closed no later than December 2, 2015 (or such later date as Agent may in its discretion agree), and (v) MyCase may maintain one or more deposit accounts at Fifth Third Bank as required under the Payment Facilitator Merchant Agreement between MyCase and Vantiv, LLC, which accounts need not be subject to Control Agreements, and AppFolio and its Subsidiaries may enter into like arrangements, so long as the aggregate amount on deposit in such deposit accounts does not exceed $200,000 at any one time.”
3.    REPRESENTATIONS AND WARRANTIES. Borrower hereby affirms to Agent, for the benefit of the Lender Group, that, giving effect to this Amendment, all of its representations and warranties set forth in the Credit Agreement are true, complete and accurate in all material respects as of the date hereof (except those which specifically relate to an earlier date).
4.    NO DEFAULTS. Borrower hereby affirms to the Lender Group that, giving effect to this Amendment, no Event of Default has occurred and is continuing as of the date hereof.
5.    CONDITIONS PRECEDENT. The effectiveness of this Amendment is expressly conditioned on receipt by Agent of:
5.1    a copy of this Amendment duly executed by Borrower, Guarantors, Lenders and Agent;
5.2    a copy of the amended and restated Fee Letter, of even date herewith, duly executed by Borrower, Lenders, and Agent;
5.3    payment in full of the accrued and unpaid Unused Line Fee as of the First Amendment Effective Date as calculated under the Credit Agreement immediately prior to the effectiveness of this Amendment; and
5.4    the closing fee in the amount of $125,000 set forth in Section A.1. of the amended and restated Fee Letter of even date herewith
6.    COSTS AND EXPENSES. Borrower shall pay to Agent all of Agent’s documented out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of their counsel, which counsel may include any local counsel deemed necessary, search fees, filing and recording fees, documentation fees, appraisal fees, travel expenses, and other reasonable fees) arising in connection with the preparation, execution, and delivery of this Amendment and all related documents.
7.    COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Amendment. Upon the execution of a counterpart of this Amendment by each of the parties hereto and satisfaction of the conditions set forth in Section 5 hereof and upon the fulfillment of such conditions set forth in Section 5, it shall be deemed to be effective as of the First Amendment Effective Date. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.
8.    FURTHER ASSURANCES. Borrower shall execute and deliver all agreements, documents and instruments, in form and substance reasonably satisfactory to Agent, and take all actions as Agent may reasonably request from time to time to perfect and maintain the perfection and priority of the security interests of Agent in the Collateral and to consummate fully the transactions contemplated under this Amendment and the other Loan Documents.
9.    EFFECT ON LOAN DOCUMENTS.
9.1    The Credit Agreement and the Security Agreement, each as amended hereby, and each of the other Loan Documents, as amended as of the date hereof, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a waiver of, consent to, or a modification or amendment of, any right, power, or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document. Except for the amendments to the Credit Agreement and the Security Agreement expressly set forth herein, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect (other than as set forth in Section 9.3 of this Amendment). The consents, waivers and modifications set forth herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall neither excuse future non-compliance with the Loan Documents nor operate as a waiver of any Default or Event of Default, shall not operate as a consent to any further or other matter under the Loan Documents and shall not be construed as an indication that any future waiver of covenants or any other provision of the Credit Agreement will be agreed to, it being understood that the granting or denying of any waiver which may hereafter be requested by any Loan Party remains in the sole and absolute discretion of the Agent and the Lenders.
9.2    Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.
9.3    To the extent that any of the terms and conditions in any of the Loan Documents shall contradict or be in conflict with any of the terms or conditions of the Credit Agreement or the Security Agreement, in each case after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement and the Security Agreement as modified or amended hereby.
9.4    This Amendment is a Loan Document.
9.5    Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Amendment.
9.6    Neither this Amendment nor any uncertainty or ambiguity herein shall be construed against Agent, any member of the Lender Group, the Bank Product Providers or any Loan Party, whether under any rule of construction or otherwise. This Amendment has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
9.7    The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.
9.8    This Amendment shall be subject to the construction provisions set forth in Section 1.4 of the Credit Agreement, and such provisions are incorporated herein by this reference, mutatis mutandis.
10.    ENTIRE AGREEMENT. This Amendment, and the terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.
11.    REAFFIRMATION OF OBLIGATIONS. Borrower hereby (a) acknowledges and reaffirms its obligations owing to Agent, the Bank Product Providers, and each other member of the Lender Group under each Loan Document to which it is a party, and (b) agrees that each of the Loan Documents to which it is a party is and shall remain in full force and effect. Borrower hereby (i) further ratifies and reaffirms the validity and enforceability of all of the Liens and security interests heretofore granted, pursuant to and in connection with the Guaranty and Security Agreement or any other Loan Document, to Agent, on behalf and for the benefit of the Lender Group and the Bank Product Providers, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and (ii) acknowledges that all of such Liens and security interests, and all Collateral heretofore pledged as security for such obligations, continue to be and remain collateral for such obligations from and after the date hereof (including, without limitation, from after giving effect to this Amendment).
12.    RATIFICATION. Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the Loan Documents effective as of the date hereof and as amended hereby. All Obligations owing by Borrower are unconditionally owing by Borrower to Agent and the Lenders, without offset, defense, withholding, counterclaim or deduction of any kind, nature or description whatsoever.
13.    [Reserved].
14.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.
15.    SEVERABILITY. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
16.    ESTOPPEL. To induce Agent to enter into this Amendment and to continue to make advances to Borrower under the Credit Agreement, Borrower hereby acknowledges and agrees that, immediately before and after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of Borrower or any Guarantor as against Agent or any Lender with respect to the Obligations.
17.    REAFFIRMATION OF GUARANTY. The undersigned Guarantors hereby reaffirm and agree that: (a) the Guaranty and Security Agreement and the Loan Documents to which they are a party shall remain in full force and effect (including, without limitation, any security interests granted therein) after this Amendment is consummated as if consummated contemporaneously therewith; (b) nothing in the Loan Documents to which it is a party obligates Agent or the Lenders to notify the undersigned of any changes in the financial accommodations made available to the Loan Parties or to seek reaffirmations of the Loan Documents; and (c) no requirement to so notify either the undersigned or to seek the undersigned’s reaffirmations in the future shall be implied by this Section 17.
[The remainder of this page left blank intentionally, signatures to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.
BORROWER:

APPFOLIO, INC.,
a Delaware corporation

By:        /s/ Brian Donahoo
Name:    Brian Donahoo
Title:     Chief Executive Officer

GUARANTORS:

MYCASE, INC.,
a California corporation

By:        /s/ Brian Donahoo
Name:    Brian Donahoo
Title:     Chief Executive Officer

RENTLINX, LLC,
a Michigan limited liability company

By:        /s/ Brian Donahoo
Name:    Brian Donahoo

Title:	Chief Executive Officer of AppFolio as the Member/Manager of RentLinx LLC

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent and sole Lender

By:        /s/ Akiko Farnsworth
Name:    Akiko Farnsworth
Title:     Vice President

Exhibit C-1
Form of Compliance Certificate
See attached.

Schedule 5.1
See Attached.

Schedule C-1
Commitments

Lender	Revolver Commitment	Term Loan Commitment	Total Commitment
Wells Fargo Bank, National Association	$25,000,000.00	$0.00	$25,000,000.00
All Lenders	$25,000,000.00	$0.00	$25,000,000.00

Schedule 5.1
Deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

Monthly, as soon as available, but in any event within 30 days after the end of each month (other than the last month of any fiscal quarter or fiscal year)
a)    a detailed report regarding Borrower’s and its Subsidiaries’ cash and Cash Equivalents, including an indication of which accounts constitute Qualified Cash and which accounts contain Payments Collection Amounts (each measured as of the date on which such report is actually delivered).

Quarterly (no later than 45 days following the end of each fiscal quarter)
b)    each of the items noted in clause a) above,
c)    an IP Reporting Certificate,
d)    a Perfection Certificate or a supplement to the Perfection Certificate,
e)    a report detailing Recurring Revenue retention statistics for the prior quarter and for the trailing four quarters, in form and methodology consistent with what has been previously provided to Agent,
f)    a summary report showing all deferred revenues as set forth in Borrower’s and its Subsidiaries’ balance sheet for the prior quarter by revenue type (e.g. license, services, subscription, maintenance), and
g)    an unaudited consolidated balance sheet and income statement covering Borrower’s and its Subsidiaries’ operations during such period.

Quarterly (no later than 45 days following the end of each fiscal quarter) and, in addition, within 10 Business Days following the date on which a Financial Covenant Triggering Event has occurred
h)    a Compliance Certificate, including, for each Compliance Certificate delivered following the date on which a Financial Covenant Triggering Event has occurred, the calculations to arrive at Senior Leverage Ratio as of the most recent fiscal quarter end for which financial statements are available.

Annually, as soon as available, but in any event within 120 days after the end of each of Borrower’s fiscal years commencing with the fiscal year ending December 31, 2015
i)    consolidated financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by PricewaterhouseCoopers or other independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity).

Annually, as soon as available, but in any event within 30 days after the start of each of Borrower’s fiscal years
j)    copies of Borrower’s Projections for the forthcoming fiscal year, fiscal quarter by fiscal quarter, certified by the chief financial officer of Borrower as being such officer’s good faith estimate of the financial performance of Borrower during the period covered thereby.

If and when distributed by Borrower	k) any information that is provided by Borrower to its shareholders generally.
Promptly, but in any event within 5 days after Borrower has knowledge of (i) any event or condition that constitutes a Default or an Event of Default and/or (ii) the commencement of service of process with respect thereto

l)    notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto, and
m)    notice of all actions, suits, or proceedings brought by or against Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

Upon the reasonable request of Agent	n) any other information reasonably requested relating to the financial condition of Borrower or its Subsidiaries.

Agent acknowledges and agrees that any information required to be delivered above that is included in materials filed with the SEC (other than information regarding a Default or Event of Default) shall be deemed to have been delivered on the date on which such materials are filed electronically with the SEC’s EDGAR system and are publicly available.

EXHIBIT C-1
FORM OF COMPLIANCE CERTIFICATE
[on Borrower's letterhead]

To:	Wells Fargo Bank, National Association 2450 Colorado Avenue, Suite 3000 West Santa Monica, California 90404 Attn: Account Manager—AppFolio, Inc.
Re:    Compliance Certificate dated _____________, 20__
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement dated as of March 16, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among AppFolio, Inc., as borrower (“Borrower”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
Pursuant to Section 5.1 of the Credit Agreement, the undersigned officer of Borrower hereby certifies as of the date hereof that:
18.    The financial information of Borrower and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end audit adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Borrower and its Subsidiaries as of the date set forth therein.
19.    Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.
20.    Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action Borrower and/or its Subsidiaries have taken, are taking, or propose to take with respect thereto.
21.    Except as set forth on Schedule 3 attached hereto, the representations and warranties of Borrower and its Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date.
22.    As of the date hereof, Borrower and its Subsidiaries are in compliance with the applicable covenants contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 hereof.
23.    [Attached hereto as Schedule 5 is the Borrower’s calculation of the Senior Leverage Ratio for the applicable period shown on such schedule.]

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this _____ day of _______________, ________.

APPFOLIO, INC.,
a Delaware corporation, as Borrower
By:
Name:
Title:

SCHEDULE 1

Financial Information

SCHEDULE 2
Default or Event of Default

SCHEDULE 3
Representations and Warranties

SCHEDULE 4
Financial Covenants
1.    Maximum Senior Leverage Ratio.
Borrower's Senior Leverage Ratio, measured on a quarter-end basis, as of the last day of the fiscal quarter ending ____________ ___, 20___, is [__] to 1.00, which amount [is/is not] less than or equal to the ratio set forth in Section 7(d) of the Credit Agreement for the corresponding period.
2.    Minimum Liquidity.
Borrower’s Liquidity, at all times was $__________, which amount [is/is not] greater than or equal to the amount set forth in Section 7(b) of the Credit Agreement.

SCHEDULE 5

1.	Calculation of Senior Leverage Ratio

1